Exhibit 10.1

May 28, 2015

Mercantile Bank Corporation

Mercantile Bank of Michigan

310 Leonard St. NW

Grand Rapids, Michigan 49504

Re:  First Amendment to Employment Agreement dated November 13, 2014

Ladies and Gentlemen:

This letter confirms our agreement reached today regarding the Employment Agreement dated as of November 13, 2014, by and among you and me (the "Employment Agreement"). We have agreed that all references in the Employment Agreement to my titles as President and Chief Executive Officer of Mercantile Bank Corporation (the "Company") or as Chairman and Chief Executive Officer of Mercantile Bank of Michigan (the "Bank"), are amended respectively to refer to Chairman, President and Chief Executive Officer of the Company and Chairman of the Bank, to take into account my promotion to Chairman of the Company and my resignation as the Chief Executive Officer of the Bank.

Any future changes to my titles for the Company or the Bank will be automatically incorporated into the Employment Agreement without the need for an amendment.

Except as specifically amended by this letter, all of the terms of the Employment Agreement remain in full force and effect. This letter may be executed in counterparts, and is governed by Michigan law.

/s/ Michael H. Price
Michael H. Price

MERCANTILE BANK CORPORATION

By:	/s/ Robert B. Kaminski, Jr.

Its: EVP – Chief Operating Officer

MERCANTILE BANK OF MICHIGAN

By:	/s/ Robert B. Kaminski, Jr.

	Its:	President, Chief Executive Officer and Chief Operating Officer